UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2006

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

1-8246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 300, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.  Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On February 23, 2006, the Compensation Committee of the Board of Directors of Southwestern Energy Company (the “Company”) authorized the payment of annual incentive awards in respect of the year ended December 31, 2005 to participants in the Company’s Incentive Compensation Plan, which included each of the Company’s executive officers.  The payment of the annual incentive awards was ratified by the full Board on February 24, 2006.  The annual incentive awards were made based on 2005 performance measures and executive bonus percentages approved by the Compensation Committee in December 2004 and in February 2005 in the case of the Named Executive Officers (other than in the case of Gene A. Hammons, who joined the Company in July 2005).

For 2005, subject to the attainment of corporate performance objectives, targeted incentive award opportunities for the Named Executive Officers ranged from 33% to 85% of base salary.  If the maximum performance objectives are attained, the incentive award opportunities ranged from 60% to 150% of base salary.  If the minimum performance objectives are attained, the incentive award opportunities ranged from 16.5% to 42.5% of base salary.  If the minimum corporate performance objectives are not attained, the executives are not entitled to receive this component of the incentive award.

In addition to the performance-based component, these executives also had the opportunity to receive a discretionary incentive award.  The target total incentive award opportunities for these executives for 2005, including the discretionary component, ranged from 55% to 140% of base salary.  The maximum total incentive award opportunities for these executives for 2005, assuming attainment of the maximum performance of objectives and the maximum discretionary amount, ranged from 80% to 200% of base salary.  Additionally, the Committee may also issue special awards above the maximum percentage based upon an executive’s performance during the year or other factors.  Assuming attainment of minimum performance objectives and the maximum discretionary amount, the total incentive award opportunities ranged from 55% to 140% of base salary.

For 2005, the performance goals established for the Named Executive Officers, other than Gene Hammons, President of Southwestern Midstream Services Company and Alan N. Stewart, President of Arkansas Western Gas Company, by the Compensation Committee were based on:  (1) cash flow per share, (2) reserve replacement ratio, (3) PVI (which the Company defines as the expected present value added discounted at 10% for each dollar invested), and (4) return on equity.  Because these factors were weighted approximately equal, a proportionate award would be earned for each performance goal that is met at the pre-established levels.  In 2005, the cash flow per share, reserve replacement level, PVI and return on equity of the Company surpassed the maximum performance objectives.  Mr. Lane’s performance goals were based upon these criteria as well as the Company’s production target, which was above the minimum but below the target.  Mr. Hammons’ award in 2005 was based in part on these criteria but was primarily discretionary.  Mr. Stewart’s performance goals were based upon (1) utility net operating income, (2) controlling utility expenses, and (3) utility gas sales volumes.  In 2005, utility net operating income was above target but below the maximum, utility expenses were below the minimum and utility gas sales volumes were above minimum but below target.  The Compensation Committee based the discretionary awards for these executives on a subjective evaluation of the executive’s performance.  Based upon the additional discretionary authority of the Committee, Messrs. Korell, Lane, Boling and Hammons received incentive compensation amounts in excess of their respective maximum awards for 2005.

The following table sets forth cash payments to the Named Executive Officers in respect of their annual incentive awards for 2005:

Name	Annual Incentive Award

Harold M. Korell	$980,000
President, Chief Executive Officer & Chairman of the Board

Greg D. Kerley	$400,000
Executive Vice President & Chief Financial Officer

Richard F. Lane	$400,000
Executive Vice President, Southwestern Energy Company & President, Southwestern Energy Production Company and SEECO, Inc.(1)

Mark K. Boling	$265,000
Executive Vice President & General Counsel

Gene A. Hammons	$ 80,000
President, Southwestern Midstream Services Company(1)

Alan N. Stewart	$ 95,000
President, Arkansas Western Gas Company(1)

(1)

Southwestern Energy Production Company, SEECO, Inc., Southwestern Midstream Services Company and Arkansas Western Gas Company are wholly-owned subsidiaries of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: March 1, 2006	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer